                                                                     EXHIBIT 4.1


                               BMC SOFTWARE, INC.

                         1994 DEFERRED COMPENSATION PLAN






















                             As Amended and Restated
                             Effective April 1, 1998


                                TABLE OF CONTENTS
ARTICLE                                                                             PAGE
-------                                                                             ----
I        -     Definitions and Construction ...................................      I-1

II       -     Participation ..................................................     II-1

III      -     Account Credits and Allocations of Income or Loss ..............    III-1

IV       -     Deemed Investment of Funds......................................     IV-1

V        -     Determination of Vested Interest and Forfeitures ...............      V-1

VI       -     In-Service Distributions .......................................     VI-1

VII      -     Termination Benefits ...........................................    VII-1

VIII     -     Administration of the Plan......................................   VIII-1

IX       -     Administration of Funds.........................................     IX-1

X        -     Nature of the Plan .............................................      X-1

XI       -     Miscellaneous ..................................................     XI-1




                                       (i)

                               BMC SOFTWARE, INC.

                         1994 DEFERRED COMPENSATION PLAN



                              W I T N E S S E T H :


         WHEREAS, BMC SOFTWARE, INC. has heretofore adopted the BMC SOFTWARE, INC. 1994 DEFERRED COMPENSATION PLAN, hereinafter referred to as the "PLAN," to aid certain of its employees in making more adequate provision for their retirement; and

         WHEREAS, BMC SOFTWARE, INC. desires to restate the Plan and to amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits;

         NOW THEREFORE, the Plan is hereby restated as follows, effective April 1, 1998:



                                      (ii)

                                       I.

                          DEFINITIONS AND CONSTRUCTION

         1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) ACCOUNT(S): A Member's Company Account and/or Deferral Account, including the amounts credited thereto.

(2) BASE SALARY: The base rate of pay paid in cash by the Company to or for the benefit of a Member for services rendered or labor performed while a Member, including base pay a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1, and (ii) contributions made on his behalf by the Company to the Profit Sharing Plan or a plan maintained pursuant to section 125 of the Code.

(3) CHANGE IN CONTROL: The occurrence of one or more of the following events: (i) BMC Software, Inc. shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity wholly-owned (directly or indirectly) by BMC Software, Inc. immediately prior to such event);
         (ii) BMC Software, Inc. sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than an entity wholly-owned (directly or indirectly) by BMC Software, Inc. immediately prior to such event); (iii) BMC Software, Inc. is to be dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of BMC Software, Inc.'s voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of BMC Software, Inc. before such election shall cease to constitute a majority of the directors of BMC Software, Inc.

(4)      CODE: The Internal Revenue Code of 1986, as amended.

(5) COMMITTEE: The administrative committee appointed by the Compensation Committee to administer the Plan.

(6) COMPANY: BMC Software, Inc. and any other adopting entity which adopts the Plan pursuant to the provisions of Section 2.3.

(7) COMPANY ACCOUNT: An individual account for each Member to which is credited the Company Deferrals made on his behalf pursuant to Section
         3.2 and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in Section 3.3.

(8) COMPANY DEFERRALS: Deferrals made by the Company on a Member's behalf pursuant to Section 3.2.

(9)      COMPENSATION: Base Salary and/or Incentive Pay.

(10) COMPENSATION COMMITTEE: The Compensation Committee of the Board of Directors of BMC Software, Inc.

(11) DATED DEFERRAL SUBACCOUNT: The term "Dated Deferral Subaccount" shall have the meaning assigned to such term in Section 3.1(d).

(12) DEFERRAL ACCOUNT: An individual account for each Member to which is credited his Compensation deferrals pursuant to Section 3.1 and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in Section 3.3. A Member's Deferral Account may have one or more Dated Deferral Subaccounts.

(13) DISABILITY: A Member's disability entitling him to benefits under the Company's long-term disability plan; provided, however, that if a Member is not eligible to participate in such plan, then such Member shall be considered to have incurred a "Disability" if he is permanently and totally unable to perform his duties for the Company as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Committee.

(14)     EFFECTIVE DATE: April 1, 1998, as to this restatement of the Plan.

(15)     ELECTION DATE: The first day of each Plan Year.

(16) FUNDS: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(17) INCENTIVE PAY: The bonuses, commissions, and residuals paid in cash by the Company to or for the benefit of a Member for services rendered or labor performed while a Member, including bonuses, commissions, and residuals a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1, and (ii) contributions made on his behalf by the Company to the Profit Sharing Plan or a plan maintained pursuant to section 125 of the Code.

(18) INSTALLMENT SCHEDULE: With respect to each Compensation deferral election by a Member, one of the following schedules, if any, elected by such Member pursuant to Section 3.1(d):

         (a) Six annual installment payments beginning on the fifth anniversary of the last day of the Plan Year in which such Compensation deferral election initially became effective;

         (b) Five annual installment payments beginning on the sixth anniversary of the last day of the Plan Year in which such Compensation deferral election initially became effective;

         (c) Four annual installment payments beginning on the seventh anniversary of the last day of the Plan Year in which such Compensation deferral election initially became effective;

         (d) Three annual installment payments beginning on the eighth anniversary of the last day of the Plan Year in which such Compensation deferral election initially became effective;

         (e) Two annual installment payments beginning on the ninth anniversary of the last day of the Plan Year in which such Compensation deferral election initially became effective; or

         (f) One payment upon the tenth anniversary of the last day of the Plan Year in which such Compensation deferral election initially became effective.

         The amount of each annual installment pursuant to an Installment Schedule shall be computed by dividing the unpaid balance of a Member's Dated Deferral Subaccount that is to be paid in accordance with such Installment Schedule as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining.

(19) MEMBER: Each individual who has been selected by the Committee for participation in the Plan and who has become a Member pursuant to
         Article II.

(20) PLAN: The BMC Software, Inc. 1994 Deferred Compensation Plan, as amended from time to time.

(21) PLAN YEAR: The twelve-consecutive month period commencing April 1 of each year.

(22) PROFIT SHARING PLAN: The BMC Software, Inc. Salary Reduction Profit Sharing Plan, as amended from time to time.

(23) RETIREMENT DATE. The earlier of (i) the first date upon which a Member has both completed ten or more years of Vesting Service and attained fifty-five years of age or (ii) the date upon which such Member has attained sixty-five years of age.

(24) SUBSIDIARY: Any corporation that is a "subsidiary corporation" of the Company within the meaning of section 424(f) of the Code.

(25)     TRUST: The trust, if any, established under the Trust Agreement.

(26) TRUST AGREEMENT: The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.

(27) TRUST FUND: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(28) TRUSTEE: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(29) UNFORESEEABLE FINANCIAL EMERGENCY: An unexpected need of a Member for cash that (i) arises from a sudden and unexpected illness or accident of the Member or of a dependent of a Member, loss of the Member's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Member and (ii) would result in severe financial hardship to such Member if his Compensation deferral election was not canceled pursuant to Section 3.1(c) and/or if a benefit payment pursuant to Section 6.2 was not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs which may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

(30) VALUATION DATES: The last business day of each calendar month and any other interim Valuation Date determined by the Committee on a nondiscriminatory basis.

(31) VESTED INTEREST: The portion of a Member's Accounts which, pursuant to the Plan, is nonforfeitable.

(32) VESTING SERVICE: The term "Vesting Service" shall have the same meaning as is assigned to such term under the Profit Sharing Plan except that only Vesting Service accumulated after March 1, 1994 shall be considered for purposes of the Plan.

         1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

         1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                       II.

                                  PARTICIPATION

         2.1 PARTICIPATION. Prior to each Election Date, the Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Company who shall be eligible to become Members as of such Election Date. Any such eligible employee may become a Member on such Election Date by executing and filing with the Committee, prior to such Election Date, the Compensation deferral election prescribed by the Committee for the Plan Year beginning on such date. Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation hereunder and receive an allocation of Company Deferrals for each Plan Year following his initial year of participation in the Plan.

         2.2 CESSATION OF ACTIVE PARTICIPATION. Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation hereunder or receive an allocation of Company Deferrals effective as of any date designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Company Deferrals beginning on any subsequent Election Date selected by the Committee in its sole discretion.

         2.3 ADOPTING ENTITIES. It is contemplated that other corporations may adopt this Plan and thereby become the Company. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or of the Committee or the Compensation Committee; provided, however, that such entity must be a Subsidiary. The provisions of the Plan shall apply separately and equally to each Company and its employees in the same manner as is expressly provided for BMC Software, Inc. and its employees, except that the power to appoint or otherwise affect the Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Compensation Committee alone. Transfer of employment among Companies and Subsidiaries shall not be considered a termination of employment hereunder. Any Company may, by appropriate action of its officers without the need for approval of its board of directors or the Committee or the Compensation Committee, terminate its participation in the Plan. Moreover, the Compensation Committee may, in its discretion, terminate a Company's Plan participation at any time.

                                      III.

                ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS

         3.1      MEMBER DEFERRALS.

                  (a) A Member may elect to defer an integral percentage of from 1% to 50% of his Base Salary for a Plan Year and/or from 1% to 100% of his Incentive Pay for a Plan Year. Compensation for a Plan Year not so deferred by such election shall be received by such Member in cash. A Member's election to defer an amount of his Compensation pursuant to this Section shall be made by executing a Compensation deferral election pursuant to which the Member authorizes the Company to reduce his Compensation in the elected amount and the Company, in consideration thereof, agrees to credit an equal amount to such Member's Deferral Account maintained under the Plan. Compensation deferrals made by a Member shall be credited to such Member's Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Member's Deferral Account no later than 30 days after the date upon which the Compensation deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section 3.1. The reduction in a Member's Compensation for a Plan Year pursuant to his Compensation deferral election shall be effected by Compensation reductions within such Plan Year following the effective date of such election.

                  (b) A Member's Compensation deferral election shall become effective as of the Election Date which is on or after the election is executed by the Member and filed with the Company. A Member's Compensation deferral election shall remain in force and effect for the entire Plan Year to which such election relates.

                  (c) In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency or that such Member will, absent termination of such Member's Compensation deferral election then in effect, suffer an Unforeseeable Financial Emergency, then such Member's Compensation deferral then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Member whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation, effective as of any subsequent Election Date that is at least twelve months after the effective date of such termination, by executing and delivering to the Company a new Compensation deferral election prior to such Election Date.




                                      III-1

                  (d) A Member's Compensation deferral election shall indicate whether (1) 100% of the Compensation deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until the date such Member terminates his employment with the Company and its Subsidiaries, (2) 50% of the Compensation deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until such termination of employment and 50% of the Compensation deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until the earlier of such termination of employment or payment pursuant to an Installment Schedule as elected by such Member, or (3) 100% of the Compensation deferred thereunder and the net income (or net loss) allocated thereto are to be deferred until the earlier of such termination of employment or payment pursuant to an Installment Schedule as elected by such Member. With respect to each election by a Member pursuant to clause (2) or (3) of the preceding sentence, the portion of the Member's Compensation that is to be deferred until the earlier of such Member's termination of employment or the payment pursuant to an Installment Schedule and the net income (or net loss) allocated with respect thereto, shall be credited to a separate subaccount within his Deferral Account. Each such subaccount shall be referred to herein as a "Dated Deferral Subaccount" and shall be identified by the Installment Schedule which such Member has elected and the first date payments pursuant to such Installment Schedule are to begin. For example, if a Member's Compensation deferral election on the Effective Date provides that some or all of the Compensation to be deferred thereunder and the net income (or net loss) allocated with respect thereto are to begin to be distributed to the Member as soon as administratively practicable after the earlier of his termination of employment or an Installment Schedule consisting of six annual installment payments, then such amounts shall be credited to a separate subaccount within his Deferral Account to be known as the "3/31/04 Six Year Installment Deferral Subaccount." Notwithstanding any other provision of this paragraph (d) to the contrary, a Member's Compensation deferral election that was effective for periods prior to the Effective Date shall be subject to the terms of Section 3.1(d) as in effect prior to the Effective Date.

         3.2 COMPANY DEFERRALS. As of any date selected by the Company, the Company may credit a Member's Company Account with such amount, if any, as the Company shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary in amount among individual Members.

         3.3 ALLOCATION OF NET INCOME OR LOSS AND CHANGES IN VALUE AMONG
ACCOUNTS.

                  (a) As of each Valuation Date, the Committee shall determine the net income (or net loss) of each Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Fund since the next preceding Valuation Date shall be ascertained by



                                      III-2
the Committee in such manner as it deems appropriate, provided that such determination shall include any net increase or net decrease (whether or not realized) in the value of the assets of each such Fund since the next preceding Valuation Date, and may include expenses of administering the Fund, the Trust and the Plan.

                  (b) For purposes of allocations of net income (or net loss), each Member's Accounts (or subaccounts) shall be divided into subaccounts to reflect such Member's deemed investment designation in a particular Fund or Funds pursuant to Article IV. As of each Valuation Date, the net income (or net loss) of each Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who had such corresponding subaccounts on the next preceding Valuation Date, and each such corresponding subaccount shall be credited with (or debited for) that portion of such net income (or net loss) that the value of each such corresponding subaccount on such next preceding Valuation Date was of the value of all such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the next preceding Valuation Date shall be reduced by the amount of any payments debited thereto in accordance with Section 7.6 since the next preceding Valuation Date.

                  (c) So long as there is any balance in any Account, such Account shall continue to receive allocations pursuant to this Section.





                                      III-3

                                       IV.

                           DEEMED INVESTMENT OF FUNDS

         Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

         A Member may change his deemed investment designation for future amounts to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

         A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

                                       V.

                DETERMINATION OF VESTED INTEREST AND FORFEITURES

         5.1 DEFERRAL ACCOUNT. A Member shall have a 100% Vested Interest in his Deferral Account at all times.

         5.2 COMPANY ACCOUNT. A Member shall have a 50% Vested Interest in his Company Account upon completion of ten years of Vesting Service. A Member shall have a 100% Vested Interest in his Company Account upon his termination of employment with the Company and its Subsidiaries after attainment of his Retirement Date or by reason of death or Disability. Further, a Member who is employed by the Company immediately prior to a Change in Control shall have a 100% Vested Interest in his Company Account upon the occurrence of such Change in Control.

         5.3 FORFEITURES. A Member who terminates employment with the Company and its Subsidiaries with a Vested Interest in his Company Account that is less than 100% shall forfeit to the Company the nonvested portion of such Account as of the date of such termination.

                                       VI.

                            IN-SERVICE DISTRIBUTIONS

         6.1 DATED DEFERRAL SUBACCOUNTS. A Member who has not terminated his employment with the Company and its Subsidiaries at any time after the date upon which a Dated Deferral Subaccount was established on such Member's behalf shall be entitled to a benefit from such subaccount as soon as administratively practicable after the deferral date relating to such subaccount, which deferral date shall be set forth in the name of such subaccount pursuant to Section 3.1(d). Such benefit shall be paid in one or more annual installments pursuant to the Installment Schedule relating to such subaccount.

         6.2 EMERGENCY BENEFIT. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of (1) the amount determined by the Committee as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency, or (2) the then value of such Member's Deferral Account. Such benefit shall be paid in a single lump sum, cash payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Member's Deferral Account is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Account is deemed to be invested. If a Member's Deferral Account contains one or more Dated Deferral Subaccounts, such benefit shall be considered to have been distributed, first, from the Dated Deferral Subaccount with respect to which the earliest installment distribution would be made pursuant to Section 6.1, then, from the Dated Deferral Subaccount with respect to which the next earliest installment distribution would be made pursuant to Section 6.1, and continuing in such manner until all of such Dated Deferral Subaccounts have been exhausted.

         6.3 ELECTIVE WITHDRAWAL.

                  (a) Subject to the approval of the Committee in its sole discretion, a Member may elect at any time, by following the election procedure prescribed by the Committee, to withdraw as a benefit all or a portion of his Deferral Account as of any Valuation Date, subject to a withdrawal penalty of 15% of the amount of any such withdrawal. Upon any such withdrawal, the withdrawal penalty shall be forfeited to the Company. Further, upon any such withdrawal, such Member's participation in the Plan shall terminate and no further Compensation deferrals shall be made under the Plan on behalf of such Member until the first day of the Plan Year that is at least twelve months after the date of such withdrawal. If a Member's Deferral

Account is deemed to be invested in more than one Fund, such withdrawal shall be distributed pro rata from each Fund in which such Account is deemed to be invested. If a Member's Deferral Account contains one or more Dated Deferral Subaccounts, such withdrawal shall be considered to have been distributed, first, from the Dated Deferral Subaccount with respect to which the earliest installment distribution would be made pursuant to Section 6.1, then, from the Dated Deferral Subaccount with respect to which the next earliest installment distribution would be made pursuant to Section 6.1, and continuing in such manner until all of such Dated Deferral Subaccounts have been exhausted.

                  (b) No election of a withdrawal of an amount allocated to a Fund which is invested primarily in the stock of the Company may be made by an officer or director of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, on a date which is less than six months following (i) the date of any prior election to convert such Member's deemed investment designation which had the effect of increasing the total amount allocated to such Fund or (ii) the date of any election by such Member with respect to any other plan of the Company or any subsidiary thereof which had the effect (directly or indirectly) of making an acquisition on behalf of such Member of the same class of equity security as that which is the subject of such Fund.

         6.4 RESTRICTION ON IN-SERVICE DISTRIBUTIONS. This Article VI shall not be applicable to a Member following his termination of employment with the Company and its Subsidiaries, and the amounts credited to such Member's Accounts shall be payable to such Member in accordance with the provisions of Article VII.

                                      VII.

                              TERMINATION BENEFITS

         7.1 AMOUNT OF BENEFIT. Upon termination of employment of a Member with the Company and all of its Subsidiaries for any reason, the Member, or, in the event of the death of the Member while employed by the Company or a Subsidiary, the Member's designated beneficiary, shall be entitled to a benefit equal in value to the Member's Vested Interest in the balance in his Accounts as of the Valuation Date next preceding the date the payment of such benefit is to commence pursuant to Section 7.2.

         7.2 TIME OF PAYMENT. Payment of a Member's benefit under Section 7.1 shall commence as soon as administratively practicable after the Valuation Date coincident with or next succeeding the date the Member terminates his employment with the Company and its Subsidiaries.

         7.3 ALTERNATIVE FORMS OF BENEFIT PAYMENTS.

                  (a) A Member's benefit under Section 7.1 shall be paid in the form of a single lump sum, cash payment if such Member's termination of employment with the Company and its Subsidiaries occurs prior to his Retirement Date for a reason other than death or Disability.

                  (b) With respect to a Member whose termination of employment with the Company and its Subsidiaries occurs after his Retirement Date or by reason of Disability, such Member shall receive his benefit payments in one of the following forms irrevocably elected by such Member in writing on the form prescribed by the Committee on or before the date he became a Member of the
Plan:

                           (1) A single lump sum, cash payment; or

                           (2) Annual installment payments for a term certain of either 5, 10 or 15 years payable to the Member or, in the event of such Member's death prior to the end of such term certain, to his designated beneficiary as provided in Section 7.4.

In the event such Member fails to timely elect the form in which his benefit payments are to be made, such benefit payments shall be in the form of annual installment payments for a term certain of 10 years payable to such Member or, in the event of such Member's death prior to the end of such term certain, to his designated beneficiary as provided in Section 7.4. If a Member dies prior



                                      VII-1
to the date the payment of his benefit begins and if the Member failed to timely elect the form in which his benefit payments are to be made, then benefit payments shall be made to the Member's designated beneficiary in the form described in the preceding sentence. If a Member dies prior to the date the payment of his benefit begins and if the Member did timely elect the form in which his benefit payments are to be made, then benefit payments shall be made to the Member's designated beneficiary in the form elected by the Member.

         7.4 DESIGNATION OF BENEFICIARIES.

                  (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

                  (b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

                           (1) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

                           (2) If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

         7.5 ACCELERATED PAY-OUT OF CERTAIN BENEFITS.

                  (a) Notwithstanding any provision in Section 7.3(b) to the contrary, if a Member's benefit payments are to be paid in a form other than a single lump sum, cash payment and the aggregate amount to be paid with respect to such Member in any particular calendar year is less than $10,000, then the Committee may, in its sole discretion, elect to cause the entire remaining Account balance with respect to such Member to be paid in a single lump sum, cash payment.

                  (b) If a Member terminated his employment with the Company and its Subsidiaries after his Retirement Date or by reason of death or Disability and such Member's benefit payments are being, or are to be, paid in a form other than a single lump sum, cash



                                      VII-2
payment, then such Member (or his designated beneficiary in the event of the death of the Member) may petition the Committee in writing to receive the remaining installment payments on an accelerated basis, including without limitation a single lump sum, cash payment. The Committee shall determine, in its sole discretion, whether to grant or deny such request.

         7.6 PAYMENT OF BENEFITS. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Company. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Accounts. All benefit payments shall be made in cash to the fullest extent practicable.

         7.7 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.




                                      VII-3

                                      VIII.

                           ADMINISTRATION OF THE PLAN

         8.1 APPOINTMENT OF COMMITTEE. The general administration of the Plan shall be vested in the Committee which shall be appointed by the Compensation Committee and shall consist of one or more persons. Any individual, whether or not an employee of the Company, is eligible to become a member of the Committee.

         8.2 TERM, VACANCIES, RESIGNATION, AND REMOVAL. Each member of the Committee shall serve until he resigns, dies, or is removed by the Compensation Committee. At any time during his term of office, a member of the Committee may resign by giving written notice to the Compensation Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Compensation Committee with or without cause, and the Compensation Committee may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Company shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Company or any Subsidiary.

         8.3 SELF-INTEREST OF MEMBERS. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

         8.4 COMMITTEE POWERS AND DUTIES. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

                  (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;



                                     VIII-1

                  (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

                  (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

                  (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

                  (e) To determine in its discretion all questions relating to eligibility;

                  (f) To determine whether and when there has been a termination of a Member's employment with the Company and its Subsidiaries, and the reason for such termination;

                  (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

                  (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

                  (i) To establish or designate Funds as investment options as provided in Article IV.

         8.5 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

                  (a) State the specific reason or reasons for the denial or modification;

                  (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;



                                     VIII-2

                  (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

                  (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

         8.6 COMPANY TO SUPPLY INFORMATION. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's Compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

         8.7 INDEMNITY. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the Compensation Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any


                                     VIII-3
bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

         8.8 CHANGE IN CONTROL. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee's powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of the Trust Agreement.


                                     VIII-4

                                       IX.

                             ADMINISTRATION OF FUNDS

         9.1 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund.

         9.2 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

         9.3 CONTRIBUTIONS TO THE TRUST FUND. The amount of contributions to the Trust Fund, if any, shall be determined by and in the sole discretion of the chief financial officer of the Company and the Committee.

         9.4 INVESTMENT OF THE TRUST FUND. The chief financial officer of BMC Software, Inc. and the Committee shall have the right, power, authority, and duty to instruct the Trustee as to the management, investment, and reinvestment of the Trust Fund.

                                       X.

                               NATURE OF THE PLAN

         The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Profit Sharing Plan by the Employee Retirement Income Security Act of 1974 and by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are to be paid out of the Company's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Company may, in the sole discretion of the chief financial officer of the Company and the Committee, transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.

         The Company, in its sole discretion, may establish the Trust and enter into the Trust Agreement. In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of Company creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered "insolvent" if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Company's general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Company's general creditors, and shall determine within the period specified in the Trust Agreement whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

                                       XI.

                                  MISCELLANEOUS

         11.1 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

         11.2 ALIENATION OF INTEREST FORBIDDEN. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

         11.3 WITHHOLDING. All Compensation deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

         11.4 AMENDMENT AND TERMINATION. The Compensation Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Accounts. The Compensation Committee may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Member's Accounts shall be paid to such Member or his designated beneficiary in the manner specified by the Committee, which may include the payment of a single lump sum, cash payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder.

         11.5 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

         11.6 GOVERNING LAWS. ALL PROVISIONS OF THE PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

         EXECUTED this ______ day of                          , 1998.
                                     -------------------------



                                          BMC SOFTWARE, INC.




                                          By:
                                             ----------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------











                                      (iii)